Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 for the Company’s Citizens First Savings Bank 401 (K) Plan (Registration No. 333-74218), Citizens First Bancorp, Inc. 2001 Stock-Based Incentive Plan (Registration No. 333-98199), Citizens First Bancorp, Inc. Management Restricted Stock Purchase Plan (Registration Nos. 333-100516 and 333-122417) and in the Registration Statement on Form S-3 for the Citizens First Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan (Registration No. 333-122417)) of our report dated March 11, 2005 relating to the consolidated financial statements of Citizens First Bancorp, Inc. which appears in this Form 10-K.

BDO SEIDMAN, LLP

Grand Rapids, Michigan
March 16, 2005